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                                                                    Exhibit 99.1

[INFORMATICA LETTERHEAD]


Contacts:   Meagan Busath                    Stephanie Moser
            Public Relations                 Investor Relations
            650-385-5345                     650-385-5261
            mbusath@informatica.com          smoser@informatica.com

            INFORMATICA NAMES SOFTWARE INDUSTRY VETERAN SOHAIB ABBASI
                                     AS CEO

REDWOOD CITY, Calif., July 20, 2004 - Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced that it has named Sohaib Abbasi as president and chief executive officer. Gaurav Dhillon, former president and CEO, has resigned to pursue other interests.

     Abbasi is a 22-year enterprise software veteran with a demonstrated track record of identifying and realizing enterprise software growth opportunities. Having joined Oracle Corporation in 1982 when it was a 30-person startup, Abbasi was instrumental in growing the business from $4 million in yearly revenues to more than $9 billion in revenues and more than 42,000 employees worldwide. Most recently, he was a member of the company's executive committee and was senior vice president of two major Oracle divisions, Oracle Tools and Oracle Education, the industry's second-largest IT training organization.

     "I am honored and energized to accept the position of president and CEO at Informatica, the leader in data integration," said Abbasi. "As an Informatica board member since February, I have worked with the management team and it is clear that Gaurav has built a company with talented employees, world-class products, and a 2,000-plus strong base of successful customers. Working together with the Informatica team, I am excited to apply my operational experience to take the company to the next level."

     "I look back on a great decade of innovation, growth and expansion that has been the most personally and professionally satisfying experience that I could ever have wished for," said Gaurav Dhillon, founding CEO of Informatica. "I believe that Informatica has a bright future with a strong leader in Sohaib Abbasi."
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     In 1985 Abbasi envisioned and launched the Oracle Tools business, which he grew from zero to $3.75 billion in cumulative license revenues. Oracle Tools currently has the largest installed customer base of application development tools.

     Prior to leading the Oracle Tools business, Abbasi helped start and build Oracle sales operations in 13 Midwestern states in the U.S. as manager of technical sales support. Abbasi began his software career at Professional Computer Resources, where he led the development of best-selling financial modeling software, Easy*Plan.

     Abbasi graduated with honors from the University of Illinois at Urbana-Champaign in 1980, where he earned both a BS and an MS degree in computer science.

     Abbasi and Earl Fry, executive vice president and CFO, will be discussing these changes and final second quarter earnings results on a conference call this afternoon at 5 p.m. EDT. A live Webcast of the conference call will be available at http://www.informatica.com/investor. A replay of the call will also be available by dialing 617-801-6888, reservation number 83714997.

ABOUT INFORMATICA

     Informatica Corporation (NASDAQ: INFA) is a leading provider of data integration software. Using Informatica products, companies can access, integrate, visualize, and audit their enterprise information assets to help improve business performance, increase customer profitability, streamline supply chain operations and proactively manage regulatory compliance. More than 2,000 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 650-385-5000 (1-800-970-1179 in the U.S.), or visit www.informatica.com.

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Note: Informatica is a registered trademark of Informatica Corporation in the
United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.